Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE
between
BLUE OWL TECHNOLOGY FINANCE CORP., AS SUCCESSOR TO BLUE OWL TECHNOLOGY FINANCE CORP. II
and
DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee
Dated as of March 24, 2025

SECOND SUPPLEMENTAL INDENTURE
This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of March 24, 2025, is between Blue Owl Technology Finance Corp., a Maryland Corporation (“OTF”), as successor to Blue Owl Technology Finance Corp. II, a Maryland corporation (“OTF II”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below) unless otherwise defined herein.
RECITALS OF OBDC
OTF II and the Trustee executed and delivered an Indenture, dated as of April 4, 2024 (the “Base Indenture”), as supplemented by the first supplemental indenture dated as of April 4, 2024 (the “First Supplemental Indenture”, and together with the Base Indenture and, as supplemented by this Second Supplemental Indenture, collectively, the “Indenture”), to provide for the issuance by OTF II from time to time of OTF II’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture. OTF II issued $700,000,000 aggregate principal amount of 6.750% Notes due 2029 (the “Notes”) pursuant to the First Supplemental Indenture.
On the date first written above, pursuant to that certain Agreement and Plan of Merger dated as of November 12, 2024, (the “Merger Agreement”) by and among OTF, Oriole Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of OTF (“Merger Sub”), and, solely for the limited purposes set forth therein, Blue Owl Technology Credit Advisors LLC, a Delaware limited liability company and investment adviser to OTF, and Blue Owl Technology Credit Advisors II LLC, a Delaware limited liability company and investment adviser to OTF II, Merger Sub will be merged with and into OTF II, with OTF II continuing as the surviving company and as a wholly-owned subsidiary of OTF (the “Initial Merger”), and, immediately thereafter, OTF II will merge with and into OTF, with OTF continuing as the surviving company (the “Second Merger” and together, with the Initial Merger, the “Mergers”).
As a result of the Mergers, pursuant to Section 8.01 and Section 8.02 of the Indenture, OTF is expressly assuming the obligations of OTF II for the due and punctual payment of the principal of, and premium, if any, and interest on all the Notes outstanding, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.
Section 9.01(i) of the Base Indenture provides that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company therein and in the Securities contained.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
TERMS; SURVIVING PERSON SUBSTITUTED; MISCELLANEOUS
Section 1.01Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.
Section 1.02Assumption by OTF. OTF hereby assumes the obligations of OTF II for the due and punctual payment of the principal of, and premium, if any, and interest on all the Notes outstanding and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by OTF II. OTF hereby succeeds to, and is substituted for, and may exercise every right and power of, OTF II under the Indenture with the same effect as if OTF had been named as the Company in the Indenture.
Section 1.03No Event of Default. OTF represents that immediately before and immediately after giving effect to the Mergers, no Default or Event of Default has occurred and is occurring.
Section 1.04Ratification of the Indenture; Second Supplemental Indenture; Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 1.05Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction.
Section 1.06Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, .pdf transmission or electronic mail shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission or electronic mail shall be deemed to be their original signatures for all purposes. This Second Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
Section 1.07Effect of Headings. The section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction hereof
Section 1.08The Trustee. The recitals contained herein shall be taken as the statements of OTF as successor to OTF II, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.
Section 1.09Benefits Acknowledged. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and the Holders any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.
Section 1.10Successors. All covenants and agreements in this Second Supplemental Indenture by OTF shall bind its successors and assigns, whether so expressed or not.
Section 1.11Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

BLUE OWL TECHNOLOGY FINANCE CORP.

/s/ Jonathan Lamm
Name: Jonatham Lamm
Title: Chief Operating Officer and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS., as Trustee

/s/ Sebastian Hidalgo
Name: Sebastian Hildago
Title: Assistant Vice President

/s/ Carol Ng
Name: Carol Ng
Title: Vice President
[Signature Page to Second Supplemental Indenture]